EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to (i) the Amended and Restated 1996 Equity Participation Plan of Varco International, Inc. (No. 333-38064), (ii) the D.O.S. Ltd. 1993 Stock Option Plan (No. 333-05237), (iii) Varco International Employee Stock Purchase Plan (as amended and restated effective April 1, 2001, (No. 333-105613), (iv) the Tuboscope Inc. Employee Qualified Stock Purchase Plan (No. 333-56039), (v) the Tuboscope Inc. Deferred Compensation Plan (No. 333-56041), (vi) the Varco 1980 Employee Stock Purchase Plan, the Varco International, Inc. 1990 Stock Option Plan and the Varco International, Inc. 1994 Directors’ Stock Option Plan (No. 333-38066), (vii) Stock Option Plan for Non-Employee Directors (333-72072), (viii) Amended and Restated Stock Option Plan for Key Employees and Directors (333-72150), (ix) Amended and Restated Stock Option Plan for Key Employees of Tuboscope Vetco International Corporation (No. 333-35179), (x) Varco International, Inc. Deferred Compensation Plan (No. 333-111445), (xi) Varco International, Inc. 2003 Equity Participation Plan (No. 333-105614), (xii) Varco International Employee Stock Purchase Plan (as amended and restated effective April 1, 2001) (No. 333-117432), and (xiii) the Proxy Statement that is made part of the Registration Statement (No. 333-119071) and related Prospectus of National-Oilwell, Inc. of our report dated February 14, 2005, with respect to the consolidated financial statements and schedules of Varco International, Inc. included in this Form 10-K for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Houston, Texas

February 14, 2005